Exhibit 10.1

CASEY’S GENERAL STORES, INC.
OFFICER SEVERANCE PLAN
(Effective as of September 5, 2019)

Casey’s General Stores, Inc. Officer Severance Plan
(Effective as of September 5, 2019)

Effective as of September 5, 2019, Casey’s General Stores, Inc. hereby establishes the Casey’s General Stores, Inc. Officer Severance Plan (this “Plan”) in order to define those circumstances under which Casey’s may provide Severance Benefits to Eligible Officers in the event of an Eligible Termination (as such terms are hereinafter defined). This Plan supersedes any and all prior severance plans or programs covering Eligible Officers (other than any CIC Agreement (as such term is hereinafter defined); provided that, except as expressly provided herein, in no event shall an Eligible Officer be entitled to receive severance benefits under this Plan and a CIC Agreement or under this Plan and any other Casey’s severance plan or policy, including the Casey’s General Stores, Inc. Corporate Employee Severance Plan).

This document explains eligibility, exclusions, benefits and administration of this Plan. Any questions about this Plan or its operation should be directed to the Plan Administrator.

SECTION 1–PURPOSE
1.1    The purpose of this Plan is to define those circumstances under which an Eligible Officer is eligible for Severance Benefits.
1.2        It is the intention of Casey’s that this Plan be an “employee welfare benefit plan” within the meaning of Section 3(1) of ERISA, established solely for the purpose of providing severance benefits to a select group of management or highly compensated employees within the meaning of regulations published by the Secretary of Labor at Title 29, Code of Federal Regulations § 2520.104-24, (i.e., a “top hat” plan), and shall be construed accordingly.
SECTION 2–DEFINITIONS
2.1    “Affiliate” means any business entity that is (i) a member of a controlled group of corporations (within the meaning of Section 414(b) of the Code) of which Casey’s is also a member; (ii) a trade or business under common control with Casey’s, within the meaning of Section 414(c) of the Code; (iii) a member of an affiliated service group (within the meaning of Section 414(m) of the Code) of which Casey’s is also a member; or (iv) required to be aggregated with Casey’s pursuant to regulations issued under Section 414(o) of the Code; provided that the term “Affiliate” will not include any business entity organized and having its principal place of business outside of the United States of America.
2.2    “Base Pay” means an Eligible Officer’s base salary in effect immediately prior to his or her termination date. Base Pay does not include variable forms of compensation, including by way of example, and not limitation, overtime or premium pay, bonuses, short or long term incentive compensation, commissions, expense or expense allowances, pay differential or compensation recognized in connection with any form of equity or equity-based awards. Determinations regarding the calculation of an Eligible Officer’s Base Pay rest exclusively with the Plan Administrator in its sole discretion, and any such determination made by the Plan Administrator shall be final, conclusive, and binding.
2.3        “Casey’s” means Casey’s General Stores, Inc. and any successor of Casey’s General Stores, Inc., its assets or its businesses (whether direct or indirect, by purchase, merger, consolidation or otherwise).
2.4    “Cause” means, as determined by the Plan Administrator in its sole discretion, a failure by an Eligible Officer to satisfactorily perform his or her job duties, excessive absenteeism, misconduct in the performance of duties (including but not limited to a violation of Casey’s Code of Business Conduct and Ethics or the Code of Ethics for the CEO and Senior Financial Officers or any similar policies of Casey’s or its Affiliates, each as may be amended from time to time), violation of policies, procedures or terms or conditions of employment, embezzlement, fraud or dishonesty, commission of a felony, insubordination, other misconduct or unsatisfactory conduct, or other personal or professional conduct which may bring public embarrassment or disgrace to Casey’s.
2.5    “CIC Agreement” means any “change of control” or similar agreement between Casey’s and an Eligible Officer, pursuant to which such Eligible Officer is eligible for severance payments or benefits in the event of a change of control of Casey’s or a termination of employment related to a change of control of Casey’s.
2.6    “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended from time to time.
2.7    “Code” means the Internal Revenue Code of 1986, as amended from time to time.
2.8    “Comparable Position” means a position offered to an Eligible Officer that has similar scope (in respect of authority, duties and responsibilities) and compensation and does not constitute Good Reason.
2.9    “Compensation Committee” means the compensation committee of the board of directors of Casey’s.
2.10    “Eligible Officer” means an Officer of Casey’s, except that the following Officers will not be considered Eligible Officers:
(a)    Officers who are covered by an individual employment, severance, separation, retention, or other agreements containing provisions related to their separation from employment (other than a CIC Agreement), except as otherwise expressly provided therein;
(b)    Officers who obtain another position with Casey’s before their termination of employment becomes effective; and

(c)    Officers who are offered a Comparable Position at Casey’s, regardless of whether such Comparable Position is accepted.
2.11    “Eligible Termination” means an Eligible Officer’s termination by Casey’s without Cause or by the Eligible Officer for Good Reason, as determined by the Plan Administrator, in its sole discretion; provided, however, that in no case shall the following events constitute an Eligible Termination:
(a)    termination due to such Eligible Officer’s voluntary resignation (other than for Good Reason), retirement, death, disability, or failure to return from an approved leave of absence (including leaves of absence for medical reasons);
(b)    termination due to such Eligible Officer’s refusal to accept a Comparable Position offered by an acquirer of Casey’s, its assets or its businesses (whether direct or indirect, by purchase, merger, consolidation or otherwise); or
(c)    termination for which such Eligible Officer is entitled to receive severance payments or benefits pursuant to a CIC Agreement.
2.12    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
2.13    “Good Reason” means the occurrence of any of the following without the Eligible Officer’s written consent:
(a)    a material diminution in the Eligible Officer’s position, authority, duties or responsibilities, or a material reduction of the Eligible Officer’s total target direct compensation (including base salary and long-term target incentive compensation opportunity); or
(b)    Casey’s requiring the Eligible Officer to be based at any office or location outside of fifty (50) miles from such Eligible Officer’s current primary location, except for travel reasonably required in the performance of the Eligible Officer’s responsibilities.
Notwithstanding the foregoing, the occurrence of any of the events described in the immediately preceding clauses (a) and (b) above shall not constitute Good Reason unless, (x) in accordance with Section 3.2 of this Plan, the Eligible Officer provides the Company with written notice within 60 calendar days after the initial occurrence of any such event that the Eligible Officer believes constitutes Good Reason; (y) Casey’s thereafter fails to cure such event within 30 calendar days after receipt of such notice; and (z) the Eligible Officer’s date of termination as a result of such event occurs within 30 calendar days after the expiration of the cure period.

2.14    “Notice Period” means the time period between the date that Casey’s or an Eligible Officer provides notice to the other party of such Eligible Officer’s termination of employment and the date that such termination becomes effective, as set forth in such notice.

2.15    “Officer” means any Chief Executive Officer, President, Senior Vice President or Vice President of Casey’s and any other person designated in writing by the Compensation Committee as an Officer for purposes of this Plan.
2.16    “Plan” means this Casey’s General Stores, Inc. Officer Severance Plan, as it may be amended from time to time.
2.17    “Plan Administrator” means Casey’s Senior Vice President of Human Resources (or equivalent position) or such other Officer or Officers as designated from time to time by the Compensation Committee.
2.18    “Release” means a separation agreement and general release of claims, liability and rights in favor of Casey’s and its subsidiaries, Affiliates, divisions, successors, related companies and benefit plans, and each of their respective current or former employees, agents, officers, directors, shareholders, members, managers, representatives, attorneys, successors, predecessors, assigns, trustees, fiduciaries, administrators and insurers, and all persons acting by, through, under or in concert with any of them, which agreement shall also include restrictive covenants of confidentiality, non-competition, non-solicitation and related provisions, each in a form and in substance approved by, and satisfactory to, the Plan Administrator or its designee.
2.19    “Severance Benefits” means the benefits described under Section 5 of this Plan provided to an Eligible Officer.
2.20    “WARN Act” means the Worker Adjustment and Retraining Notification Act and any other similar U.S. Federal, state or other applicable law mandating the provision of notice to employees prior to termination of employment, as amended from time to time.
SECTION 3–NOTICE
3.1    Casey’s, in its sole discretion, may provide Eligible Officers with notice in advance of their Eligible Termination, but no assurances can be given that advance notice will be provided to any or all Eligible Officers. During any Notice Period, Eligible Officers will be expected to report to work as scheduled (unless specifically directed otherwise by Casey’s), maintain performance standards, and comply with all applicable policies, practices and procedures.
3.2    All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows: If to Casey’s, to Casey’s General Stores, Inc., P.O. Box 3001, One SE Convenience Blvd., Ankeny, Iowa 50021, Attn: Plan Administrator, Casey’s General Stores, Inc. Officer Severance Plan; and if to an Eligible Officer, to his or her address appearing on the books of Casey’s, or to his or her residence, or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

SECTION 4–GRANT OF SEVERANCE BENEFITS
4.1    Any Eligible Officer who has an Eligible Termination and who satisfies the requirements of Section 4.2 below, in each case, as determined by the Plan Administrator in its sole discretion, shall be entitled to receive Severance Benefits set forth in Section 5.1 below.
4.2        An Eligible Officer’s entitlement to Severance Benefits is conditioned upon such Eligible Officer signing (and not revoking) and complying with a Release in form and substance satisfactory to the Plan Administrator, and the return of all company property within the time designated by the Plan Administrator. Any grant of Severance Benefits to an Eligible Officer shall be null and void upon an Eligible Officer’s failure to sign within the period established by the Plan Administrator (which, in no event, shall be longer than 60 days), or subsequent revocation of, such Release, or an Eligible Officer’s failure to timely return such property. In addition, in the event of any breach by an Eligible Officer of any restrictive covenants to which such Eligible Officer is bound, including those set forth in a Release or any other agreement between Casey’s and the Eligible Officer, such Eligible Officer shall forfeit without payment therefor any unpaid portion of the Severance Benefits.
SECTION 5–DETERMINATION OF AMOUNT OF SEVERANCE BENEFITS
5.1    Upon the determination of the Plan Administrator, in its sole discretion, that an Eligible Officer has satisfied all conditions required to become entitled to Severance Benefits, the Eligible Officer will be entitled to receive a Severance Benefit in accordance with the table set forth below (if an Eligible Officer holds more than one position, only one Severance Benefit may be provided, as determined by the Plan Administrator in its sole discretion):

Casey’s Position	Severance Benefit
Chief Executive Officer	Base Pay + COBRA equivalent (24 months)
President	Base Pay + COBRA equivalent (24 months)
Senior Vice President	Base Pay + COBRA equivalent (18 months)
Vice President	Base Pay + COBRA equivalent (12 months)

For purposes of the Severance Benefit, “COBRA equivalent” means an amount equal to the monthly COBRA premium that the Eligible Officer would be required to pay to continue his or her group health coverage as in effect on the date of his or her termination for himself or herself and his or her eligible covered dependents, multiplied by the applicable number of months set forth above, which payment will be made less applicable withholdings and regardless of whether the Eligible Officer elects COBRA continuation coverage.

5.2    Severance Benefits are payable in cash through Casey’s standard payroll in equal installments over the same number of months following the Eligible Termination used to determine the Eligible Officer’s Severance Benefit as set forth in Section 5.1, with the first installment commencing no more than 30 days following the later of:
(a)    the return of a properly signed Release within the time period specified in the Release; and, if applicable
(b)    the expiration of any revocation period set forth in the Release (if applicable), without any revocation of the Release.
Any installments that would otherwise have been paid prior to satisfaction of the conditions set forth in clauses (a) and (b) of this Section 5.2 shall be accumulated and paid in a lump sum on the first payroll date following satisfaction of such conditions; provided that, to the extent necessary to comply with Section 409A of the Code, if the period during which the Release must be executed and become irrevocable spans two calendar years, payment of the Severance Benefits shall commence in the second calendar year. The timing of the payment of Severance Benefits may be subject to further restrictions under Section 409A of the Code as set forth in Section 9.5 of this Plan.
5.3        Any severance payments payable to an Eligible Officer under a CIC Agreement as a result of a termination of employment shall be in lieu of, and to the exclusion of, the Severance Benefits payable under this Plan, with the result being that the Eligible Officer receives the aggregate cash severance payments (not including any accrued and earned but unpaid compensation or benefits) due under the CIC Agreement but nothing more. In addition, notwithstanding any provision of this Plan to the contrary, any Severance Benefits payable under this Plan shall be reduced, on a dollar-for-dollar basis, by any payments made or to be made to an Eligible Officer to comply with, or satisfy liability under, the WARN Act requiring payments in connection with an involuntary termination of employment, plant shutdown, or workforce reduction, including amounts paid in connection with paid leaves of absence, back pay, benefits, and other payments intended to satisfy such liability or alleged liability; provided that, any such reduction shall be made without any change to the timing of payment in a manner that would violate Section 409A of the Code.
SECTION 6–AMENDMENT AND TERMINATION
6.1    Subject to Section 6.2 below, Casey’s reserves the right, in its sole discretion, to modify, amend, suspend or terminate this Plan, in whole or in part, at any time, prospectively or retroactively, and for any reason, with or without notice, as it deems appropriate, by action of the Plan Administrator, as authorized by the Compensation Committee.
6.2    Any modification, amendment, suspension or termination shall be effective as of the date determined by the Compensation Committee; provided that any such modification, amendment, suspension or termination shall not affect any right of any Eligible Officer to claim benefits under this Plan for events occurring prior to the effective date of such modification, amendment, suspension or termination.

6.3    All modifications, suspensions or terminations of, or amendments to, this Plan shall be in writing.
SECTION 7–ADMINISTRATION OF THE PLAN
7.1    Casey’s Senior Vice President of Human Resources (or equivalent position) (or such other Officer or Officers as designated from time to time by Casey’s Compensation Committee) shall act as Plan Administrator. The Plan Administrator shall be charged with the interpretation, administration and operation of this Plan and may delegate any of its duties hereunder to such person or persons as it may designate from time to time.
7.2    The Plan Administrator shall have the authority, on behalf of this Plan, to engage accountants, legal counsel or such other personnel as it deems necessary or advisable to assist it in the performance of its duties under this Plan. The functions of any such persons engaged by the Plan Administrator shall be limited to the specified services and duties for which they are engaged, and such persons shall have no other duties, obligations or responsibilities under this Plan. Such persons shall exercise no discretionary authority or discretionary control with respect to the management of this Plan. All reasonable expenses thereof shall be borne by Casey’s.
7.3    The Plan Administrator or its delegate shall have the authority and responsibility for the preparation and filing of all disclosure material and reports which the Plan Administrator is required to file by law, and the authority and responsibility for the day to day operation of this Plan.
7.4    The Plan Administrator or its delegate, subject to the provisions of this Plan, may adopt such rules and regulations as it deems necessary to carry out the provisions of this Plan.
7.5    The Plan Administrator or its delegate shall have the power of full and final determination as to all issues concerning eligibility for benefits under this Plan and the amount of such benefits and interpretation of this Plan and determination of disputed facts, and such determinations with respect to an Officer’s rights or benefits shall be entitled to the maximum deference permitted by law. The Plan Administrator shall make claims determinations in accordance with the claims procedure set forth in Section 8 below and any applicable requirements of ERISA.
SECTION 8–CLAIMS
8.1    Any Eligible Officer who does not receive a benefit under this Plan that he or she feels entitled to receive may file a written claim with the Plan Administrator, explaining the reasons for such claim. The claimant will be informed of the Plan Administrator’s decision with respect to the claim within ninety (90) days after it is filed. Under special circumstances, the Plan Administrator may require an additional period of not more than ninety (90) days to review the claim. If that happens, the claimant will receive a written notice of that fact, which will also indicate the special circumstances requiring the extension of time and the date by which the Plan Administrator expects to make a determination with respect to the claim. If the extension is required due to the claimant’s failure to submit information necessary to decide the claim, the period for making the determination will be tolled from the date on which the extension notice is sent to the claimant until the date on which the claimant responds to the Plan Administrator’s request for information. If the claimant is not notified within the ninety (90) day (or, if applicable, extended) period, the claimant may consider the claim to be denied. The Plan Administrator shall have full discretion to deny or grant a claim in whole or in part.
8.2    If a claim is denied in whole or in part, or any adverse benefit determination is made with respect to the claim, the claimant will be provided with a written notice setting forth the reason for the determination, along with specific references to Plan provisions on which the determination is based. This notice will also provide an explanation of what, if any, additional information is needed to evaluate the claim (and why such information is necessary), together with an explanation of the Plan’s claims review procedure and the time limits applicable to such procedure, as well as a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.
8.3    If the claim has been denied, or an adverse benefit determination has been made, the claimant may request that the Plan Administrator review the denial. The request must be in writing, must be made within sixty (60) days after written notification of denial, and should explain the claimant’s disagreement with the denial or adverse benefit determination. In connection with this request, the claimant (or the claimant’s duly authorized representative) may (a) be provided, upon written request to the Plan Administrator and free of charge, with reasonable access to (and copies of) all documents, records, and other information relevant to the claim, and (b) submit to the Plan Administrator written comments, documents, records, and other information related to the claim.
8.4    The Plan Administrator will make a final written decision on a claim review, in most cases within sixty (60) days after receipt of a request for a review. In some cases, the claim may take more time to review, and an additional processing period of up to sixty (60) days may be required. If that happens, the claimant will receive a written notice of that fact, which will also indicate the special circumstances requiring the extension of time and the date by which the Plan Administrator expects to make a determination with respect to the claim. If the extension is required due to the claimant’s failure to submit information necessary to decide the claim, the period for making the determination will be tolled from the date on which the extension notice is sent to the claimant until the date on which the claimant responds to the Plan’s request for information.
8.5    The Plan Administrator’s decision on the claim for review will be communicated to the claimant in writing. If an adverse benefit determination is made with respect to the claim, the notice will include (a) the specific reason(s) for any adverse benefit determination, with references to the specific Plan provisions on which the determination is based, (b) a statement that the claimant is entitled to receive, upon written request to the Plan Administrator and free of charge, reasonable access to (and copies of) all documents, records and other information relevant to the claim and (c) a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review. The decision of the Plan Administrator is final and binding on all parties.
8.6    Notwithstanding anything to the contrary in this Plan, no legal action for benefits under this Plan may be brought until this claims procedure has been exhausted as provided in this Plan and applicable law. Any such legal action for benefits under this Plan must be brought within 12 months from the date the Plan Administrator denies the claim on review or fails to make a final decision.
SECTION 9–MISCELLANEOUS
9.1    This Plan shall not be construed as creating any contract for continued services between Casey’s and an Officer, and nothing herein contained shall give any individual the right to be retained as an Officer or employee.
9.2    Severance Benefits payable hereunder shall be paid exclusively from the general assets of Casey’s, and no person entitled to payment hereunder shall have any claim, right, security interest, or other interest in any fund, trust account, insurance contracts or other asset of Casey’s. In no event shall benefits payable hereunder be the financial responsibility of any officer or shareholder of Casey’s or of any successor thereto who does not assume liabilities hereunder or of any related corporation which may be looked to for such payment.
9.3    In the event that an Eligible Officer dies before receiving all Severance Benefits to which he or she becomes entitled, any remaining payments shall be paid to such Eligible Officer’s estate.
9.4        This Plan shall be construed as administered and enforced in accordance with ERISA and, where appropriate, the laws of the State of Iowa. Subject to Section 8 of this Plan, any legal action, suit or proceeding arising out of or in connection with this Plan or disputes relating hereto shall be brought exclusively in the United States District Court for the Southern District of Iowa located in Des Moines, Iowa.
9.5    Notwithstanding any other provision of this Plan or other compensation and benefit plans of Casey’s, any payments or benefits due under this Plan shall be paid, and this Plan shall be interpreted, in a manner that is intended to provide that any such payments or benefits shall not be subject to any tax or interest under Section 409A of the Code. For purposes of Section 409A of the Code, any installment payments provided under this Plan shall each be treated as a separate payment. Notwithstanding anything in this Plan to the contrary, if, at the time of an Eligible Officer’s termination of employment, such Eligible Officer is a “specified employee” (as such term is defined in Section 409A of the Code), and the deferral of the commencement of any payment otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then Casey’s will defer the commencement of the payment of any such payments (without any reduction in such payments ultimately paid or provided to such Eligible Officer) until the date that is six months following such Eligible Officer’s termination of employment (or the earliest date as is permitted under Section 409A of the Code or such payment shall be restructured, to the extent possible, in a manner, as determined by the Plan Administrator, that does not cause such an accelerated or additional tax). Except for any tax amounts withheld by Casey’s from the payments or other consideration hereunder and any employment taxes required to be paid by Casey’s, Eligible Officers shall be responsible for payment of any and all taxes owed in connection with the consideration payable under this Plan. To the extent required to avoid any accelerated taxation or penalties under Section 409A of the

Code, amounts reimbursable to an Eligible Officer under this Plan shall be paid on or before the last day of the year following the year in which the expense was incurred, and the amount of expenses eligible for reimbursements (and in-kind benefits provided) during any one year may not affect amounts reimbursable or provided in any subsequent year.
9.6    Casey’s shall be entitled to withhold from any payment of any Severance Benefit any federal, state or local withholding or other taxes, or charge from time to time required to be withheld, and shall be entitled to rely on the opinion or advice of its counsel in determining its withholding obligations.
9.7    If any person receives any payment or benefit that is not authorized by this Plan, Casey’s shall be entitled to reimbursement of such payment or benefit from any person to whom, or for whom, such payment or benefit was paid.
9.8    Each provision of this Plan is intended to be severable and the invalidity, illegality or unenforceability of any portion of this Plan shall not affect the validity, legality, or enforceability of the remainder.
9.9    All rights and benefits of an Eligible Officer under any stock option, restricted stock and/or restricted stock units award agreements, annual incentive compensation plans, or arising under the benefit plans and programs of Casey’s in which the Eligible Officer is then a participant, will be provided as determined in accordance with the terms and provisions of such agreements, plans and programs.
IN WITNESS WHEREOF, and as evidence of the adoption of this Plan by Casey’s General Stores, Inc., it has caused the same to be executed by its officer duly authorized on the 5th day of September, 2019.

CASEY’S GENERAL STORES, INC.

By: /s/ Darren M. Rebelez

Name:    Darren M. Rebelez

Title:     President and Chief Executive Officer